Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2016 Results

STAMFORD, CT, August 8, 2016 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) today announced its results for the second quarter ended June 30, 2016.

Second Quarter Highlights:

All references to common stock and per share data have been retrospectively adjusted to reflect a 1 for 20 reverse stock split effective as of the open of trading on August 5, 2016.

●	Net loss of $22.5 million or $9.98 loss per share compared to a net loss of $27.5 million or $14.62 loss per share for the comparable quarter in 2015.
●	Net revenues of $25.6 million, compared to $22.7 million for the comparable quarter in 2015.
●	Fleet utilization rate of 99.1%.
●	The sale of MV Peregrine and MV Falcon for net proceeds of $2.6 million and $3.2 million, respectively.

Events Subsequent to the Close of the Second Quarter Include:

●

In July, the Company entered into an agreement to raise $88 million in gross proceeds through a sale of its common stock, which is scheduled to close on August 10, 2016, with proceeds targeted for the acquisition of dry bulk vessels and general corporate purposes.

●	The sale of the MV Harrier for net proceeds of $3.2 million and signed memorandum to sell the MV Kittiwake for net proceeds of $4.2 million.

Gary Vogel, Eagle Bulk’s CEO, commented, “In the midst of a historically weak drybulk market, Eagle Bulk’s second quarter was bookended by two milestone achievements as we seek to re-position the Company for future success. First, we entered the quarter having completed a comprehensive balance sheet recapitalization that significantly improved our long-term financial flexibility. Then, subsequent to the quarter’s close, we raised nearly $90 million in growth capital through a common stock private placement. Together, we expect that these will enable us to commence a fleet growth and renewal program while developing Eagle Bulk’s commercial operating platform. The highlights of this platform include continued development of a top-tier team, the opening of our new European commercial office, as well as the completion of our initiative to bring all of our owned vessels under in-house management, with a corresponding positive impact on operational excellence.”

Mr. Vogel continued, “While these achievements create a strong foundation for Eagle Bulk, the market remains challenging and there is important work ahead to ensure we have the assets, people, and strategy to deliver value for our shareholders and all stakeholders.

Results of Operations for the three-month period ended June 30, 2016 and 2015

For the second quarter of 2016, the Company reported a net loss of $22,495,573 or $9.98 loss per share, based on a weighted average of 2,254,665 diluted shares outstanding. In the comparable second quarter of 2015, the Company reported a net loss of $27,508,300 or $14.62 loss per share, based on a weighted average of 1,881,968 diluted shares outstanding.

Net revenues in the quarter ended June 30, 2016 were $25,590,434 compared with $22,657,372 recorded in the comparable quarter in 2015. The increase in revenue is attributable to increased number of freight voyages as well as increased available days due to chartered in vessels.

Total operating expenses for the quarter ended June 30, 2016 were $42,882,423 compared with $47,011,056 recorded in the second quarter of 2015. The decrease in operating expenses was primarily due to a decrease in vessel expenses, general and administrative expenses, depreciation and amortization expenses and loss on sale of vessels, offset by increase in voyage expenses.

Liquidity and Capital Resources

Net cash used by operating activities during the six-month period ended June 30, 2016 was $32,599,148, compared with net cash used by operating activities of $23,328,501 during the corresponding six-month period ended June 30, 2015. The increase in cash used by operating activities is primarily due to lower charter rates on time charter renewals.

Net cash provided by investing activities during the six-month period ended June 30, 2016 was $5,174,981, compared with net cash provided by investing activities of $8,635,658 during the corresponding six-month period ended June 30, 2015. The decrease during the six-month period ended June 30, 2016 compared to the prior year is mainly due to proceeds from sale of an investment in 2015 offset by higher proceeds from sales of vessels.

Net cash provided by financing activities during the six-month period ended June 30, 2016 was $14,402,053, compared with $1,901,994 during the corresponding six-month period ended June 30, 2015. The increase in cash from financing activities is due to $60,000,000 received from our Second Lien Loan facility and $5,158,500 from the Revolving Loan Facility offset by repayment of $17,659,000 of our term loan and $30,158,500 of our revolver loan. The Company also paid $2,936,009 in deferred financing costs.

As of June 30, 2016, our cash balance was $11,874,047, compared to a cash balance of $24,896,161 at December 31, 2015. Also recorded in Restricted Cash is an amount of $74,917, which collateralizes letter of credit relating to our office lease.

At June 30, 2016, the Company’s debt consisted of $202,716,000 in term loans, net of $5,629,589 debt discount and deferred financing costs and the Second Lien Facility of $60,000,000 net of $679,281 in deferred financing costs.

As of June 30, 2016, our total availability in the revolving credit facility under the First Lien Facility was $35,000,000.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years, accordingly, these expenses are deferred and amortized over that period. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. Six vessels completed drydocking in the six months ended June 30, 2016 and we incurred $2,037,821 in drydocking related costs. Fourteen vessels completed drydocking in the six months ended June 30, 2015 and we incurred $8,505,455 in drydocking related costs. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2016	66	$1.95 million
December 31, 2016	22	$0.65 million
March 31, 2017	None	None
June 30, 2017	None	None

(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues, net of commissions	$25,590,434	$22,657,372	$46,868,722	$48,988,538

Voyage expenses	7,450,149	3,156,304	16,694,196	8,338,479
Vessel expenses	18,594,587	20,182,731	39,075,222	40,631,437
Charter hire expenses	1,668,239	1,233,132	3,156,757	2,449,096
Depreciation and amortization	9,654,129	10,898,049	19,050,830	21,455,220
General and administrative expenses	4,874,719	5,844,165	10,206,062	12,279,168
Refinancing expenses	239,390	-	5,873,650	-
Vessel impairment	-	-	6,167,262	-
Loss on vessel held for sale	115,000	-	115,000	-
Loss on sale of vessels	286,210	5,696,675	286,210	5,696,675
Total operating expenses	42,882,423	47,011,056	100,625,189	90,850,075
Operating loss	(17,291,989)	(24,353,684)	(53,756,467)	(41,861,537)
Interest expense	4,902,857	2,986,817	7,720,503	6,148,983
Interest income	(58)	-	(3,512)	(2,955)
Other expense	300,785	167,799	300,785	167,799
Total other expense, net	5,203,584	3,154,616	8,017,776	6,313,827

Net loss	$(22,495,573)	$(27,508,300)	$(61,774,243)	$(48,175,364)

Weighted average shares outstanding *:
Basic	2,254,665	1,881,968	2,073,068	1,879,175
Diluted	2,254,665	1,881,968	2,073,068	1,879,175

Per share amounts*:
Basic net loss	$(9.98)	$(14.62)	$(29.80)	$(25.64)
Diluted net loss	$(9.98)	$(14.62)	$(29.80)	$(25.64)

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

Fleet Operating Data
	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Ownership Days	3,924	4,040	7,928	8,090
Chartered in Days	200	91	351	181
Available Days	4,102	3,949	8,199	7,969
Operating Days	4,064	3,850	8,094	7,754
Fleet Utilization	99.1%	97.5%	98.7%	97.3%

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$11,874,047	$24,896,161
Accounts receivable	5,563,156	7,076,528
Prepaid expenses	2,811,833	3,232,763
Vessel held for sale	3,212,200	-
Inventories	6,846,985	5,574,406
Other assets	687,738	245,569
Total current assets	30,995,959	41,025,427
Noncurrent assets:
Vessels and vessel improvements, at cost, net	701,052,452	733,960,731
Other fixed assets, net	578,229	220,509
Restricted cash	74,917	141,161
Deferred drydock costs	11,794,150	11,146,009
Other assets	769,247	109,287
Total noncurrent assets	714,268,995	745,577,697
Total assets	$745,264,954	$786,603,124
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,896,872	$8,216,473
Accrued interest	-	401,232
Other accrued liabilities	10,788,233	10,827,075
Fair value below contract value of time charters acquired	820,313	1,283,926
Unearned charter hire revenue	3,597,123	1,560,402
Fair value of derivative instrument	294,150	-
Current portion of long-term debt	-	15,625,000
Total current liabilities	23,396,691	37,914,108
Noncurrent liabilities:
First Lien Facility, net of debt issuance costs	197,086,411	225,577,491
Second Lien Facility, net of debt issuance costs	59,320,719	-
Payment-in-kind interest on Second Lien Facility	2,123,333	-
Fair value below contract value of time charters acquired	4,306,639	4,094,122
Other liabilities	795,334	672,941
Total noncurrent liabilities	263,632,436	230,344,554
Total liabilities	$287,029,127	$268,258,662
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 2,254,989 and 1,883,303 shares issued and outstanding, respectively*	22,550	18,833
Additional paid-in capital*	679,833,213	678,171,322
Accumulated deficit	(221,619,936)	(159,845,693)
Total stockholders' equity	458,235,827	518,344,462
Total liabilities and stockholders' equity	$745,264,954	$786,603,124

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net loss	$(61,774,243)	$(48,175,364)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,661,150	20,523,130
Amortization of deferred drydocking costs	1,389,680	932,090
Amortization of debt issuance costs	799,648	1,256,313
Amortization of fair value below contract value of time charter acquired	(251,096)	(792,173)
Payment-in-kind interest on Second Lien Facility	2,123,333	-
Loss on sale of vessels	286,210	5,696,675
Loss on vessel held for sale	115,000	-
Impairment of vessels	6,167,262	-
Realized loss from investment	-	167,799
Non-cash compensation expense	1,668,546	2,207,579
Drydocking expenditures	(2,037,821)	(8,505,455)
Changes in operating assets and liabilities:
Accounts receivable	1,513,372	3,193,475
Other assets	(1,102,129)	1,616,634
Prepaid expenses	420,930	329,290
Inventories	(1,272,579)	(548,385)
Unrealized loss on derivatives	294,150	-
Accounts payable	(319,601)	(2,206,668)
Accrued interest	(401,232)	(146,123)
Other accrued liabilities	83,551	2,132,527
Unearned revenue	2,036,721	(1,009,845)
Net cash used in operating activities	(32,599,148)	(23,328,501)

Cash flows from investing activities:
Vessels and vessel improvements	(237,235)	(1,407,801)
Purchase of other fixed assets	(421,028)	-
Proceeds from sale of vessels	5,767,000	4,235,542
Restricted cash	66,244	-
Proceeds from sale of investment	-	5,807,917
Net cash provided by investing activities	5,174,981	8,635,658

Cash flows from financing activities:
Proceeds from Second Lien Facility	60,000,000	-
Proceeds from Revolver Loan Facility under First Lien Facility	5,158,500	15,000,000
Repayment of Term Loan	(17,659,000)	(11,812,500)
Repayment of Revolver Loan	(30,158,500)	-
Deferred financing costs	(2,336,009)	-
Financing cost paid to lender	(600,000)	-
Cash used to settle net share equity awards	(2,938)	(1,285,506)
Net cash provided by financing activities	14,402,053	1,901,994
Net decrease in cash and cash equivalents	(13,022,114)	(12,790,849)
Cash and cash equivalents at beginning of period	24,896,161	39,975,287
Cash and cash equivalents at end of period	$11,874,047	$27,184,438

Eagle Bulk Shipping Inc.’s Fleet

We have employed all of our vessels in our operating fleet on time and voyage charters. The following table represents certain information about our revenue earning charters with respect to our operating fleet as of June 30, 2016:

Vessel	Year Built	Dwt	Charter Expiration (1)	Daily Charter Hire Rate

Avocet	2010	53,462	Sep 2016	$5,750

Bittern	2009	57,809	Aug 2016	$1,500	(1)

Canary	2009	57,809	Jul 2016	$12,000

Cardinal	2004	55,362	Aug 2016	Voyage

Condor	2001	50,296	Aug 2016	$4,900

Crane	2010	57,809	Jul 2016	Voyage

Crested Eagle	2009	55,989	Jul 2016	$6,750

Crowned Eagle	2008	55,940	Jul 2016	Voyage

Egret Bulker	2010	57,809	Jul 2016	Voyage

Gannet Bulker	2010	57,809	Aug 2016	$2,000	(2)

Golden Eagle	2010	55,989	Sep 2016	$5,250

Goldeneye	2002	52,421	Jul 2016	$5,400

Grebe Bulker	2010	57,809	Jul 2016	Voyage

Harrier	2001	50,296	Jul 2016	$7,250	(6)

Hawk I	2001	50,296	Aug 2016	$7,250

Ibis Bulker	2010	57,775	Jul 2016	Voyage

Imperial Eagle	2010	55,989	Jul 2016	$6,250

Jaeger	2004	52,248	Aug 2016	$1,950	(3)

Jay	2010	57,802	Jul 2016	Voyage

Kestrel I	2004	50,326	Sep 2016	Voyage

Kingfisher	2010	57,776	Aug 2016	$7,750

Kittiwake	2002	53,146	Jul 2016	Voyage	(7)

Martin	2010	57,809	Jul 2016	Voyage

Merlin	2001	50,296	Aug 2016	Voyage

Nighthawk	2011	57,809	Jul 2016	$9,250

Oriole	2011	57,809	Jul 2016	$1,300	(4)

Osprey I	2002	50,206	Jul 2016	$3,900

Owl	2011	57,809	Jul 2016	$6,000

Petrel Bulker	2011	57,809	Jul 2016	$1,500

Puffin Bulker	2011	57,809	Aug 2016	$9.000

Redwing	2007	53,411	Aug 2016	Voyage

Roadrunner Bulker	2011	57,809	Jul 2016	$5,250

Sandpiper Bulker	2011	57,809	Aug 2016	$5,300

Shrike	2003	53,343	Jul 2016	Voyage

Skua	2003	53,350	Jul 2016	Voyage

Sparrow	2000	48,225	Aug 2016	$8,000

Stellar Eagle	2009	55,989	Jul 2016	$5,800

Tern	2003	50,200	Jul 2016	$5,900

Thrasher	2010	53,360	Sep 2016	Voyage

Thrush	2011	53,297	Sep 2016	$1,950	(5)

Woodstar	2008	53,390	Jul 2016	$5,500

Wren	2008	53,349	Aug 2016	$9,000

(1)	The vessel is contracted to continue the existing time charter at a daily charter rate of $5,500 after August 3, 2016

(2)	The vessel is contracted to continue the existing time charter at a daily charter rate of $5,600 after August 16, 2016

(3)	The vessel is contracted to continue the existing time charter at a daily charter rate of $5,500 after August 1, 2016

(4)	The Vessel is contracted to continue the existing time charter at a daily charter rate of $5,500 after July 1, 2016.

(5)	The vessel is contracted to continue the existing time charter at a daily charter rate of $5,500 after July 26, 2016.

(6)

As of June 30, 2016, the Company determined that all the held for sale criteria have been met for the vessel Harrier and reviewed its carrying amount in the books compared to the fair market value less the selling expenses. The review indicated that such carrying amount is in excess of the fair market value less the selling expenses. Therefore, the Company recorded a loss of $115,000 in its Condensed Consolidated Statement of Operations and classified the vessel as a current asset in its Condensed Consolidated Balance Sheet. On July 13, 2016, the vessel was sold for net proceeds of $3.2 million. The vessel was delivered to the buyers on the same day.

(7)	On August 2, 2016, the Company signed a memorandum of agreement to sell the vessel Kittiwake for net proceeds of $4.2 million.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, August 9, 2016, to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 844-282-4411 in the U.S., or 512-900-2336 outside of the U.S., and reference participant code 58587324. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on August 16, 2016. To access the replay, call 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 58587324.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000 to 65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including dry- docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Contact:

 Company Contact:

     Adir Katzav

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 203-276-8100

     Investor Relations / Media:

     Jonathan Morgan

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.